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                                                                    Exhibit 23.2



                         INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the Registration Statements pertaining to the 1998 Employee Stock Purchase Plan (Form S-8 No. 333-55827), the 1998 Stock Option Plan (Form S-8 No. 333-56349), the 1997 Stock Option Plan (Form S-8 No. 333-49561), the 1995 Stock Option Plan (Form S-8 No. 33-93048),
and the 1987 Stock Option Plan (Form S-8 No. 33-77060) of ATMI, Inc. of our report dated May 1, 1998, relating to the consolidated financial statements of NOW Technologies, Inc. and Subsidiaries for the year ended March 31, 1998 appearing in this Current Report on Form 8-K/A of ATMI, Inc.



                                         /s/ Deloitte & Touche LLP

Minneapolis, Minnesota
September 19, 2000